Exhibit 10.1

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

SETTLEMENT AGREEMENT

THIS DEED is made on August 23, 2024

BETWEEN:

(1)	Eliem Therapeutics (UK) Limited (company number: 11893311) whose registered office is at 3rd Floor 1 Ashley Road, Altrincham, Cheshire WA14 2DT (the “Company”); and

(2)	Valerie Morisset of [**] (the “Employee”).

BACKGROUND:

(A)	The Employee is employed by the Company.

(B)	The parties have agreed terms of settlement as set out in this Agreement.

(C)	The Company is entering into this Agreement for itself and as agent for all other Group Companies and is duly authorised in that behalf.

(D)

The Employee received a retention bonus paid in two instalments in April 2023 and June 2024 pursuant to the terms of the letter agreement entered into by the Company and the Employee on or around 14 February 2023.

It is agreed as follows:

1.	Definitions and Interpretation

1.1	In this Agreement, unless the context otherwise requires, the following definitions shall apply:

“Agreement” means this deed (including any schedule or annexure to it and any document in agreed form).

“Adviser” means the individual named in Schedule 1.

“Award” means each restricted stock award granted by the Parent under the Award Agreement(s) and pursuant to the Plan to acquire shares of common stock in the Parent.

“Award Agreement” means each restricted stock purchase agreement between the Parent and the Employee pursuant to the Plan pursuant to which each Award was awarded.

“Confidential Information” means

(a) scientific information relating to the Company and/or any Group Company including (but not limited to) technology and intellectual property relating thereto, software, methods, research results both laboratory and clinical, drug and effector mechanism targets, clinical trial designs, manufacturing and formulation processes, quality and regulatory information, key opinion leader and consultants’ advice and other information and know how relating to the technologies and product pipeline

(b) financial information relating to the Company and/or any Group Company including (but not limited to) management accounts, sales forecasts, dividend forecasts, profit and loss accounts and balance sheets, draft accounts, results, order schedules, profit margins, pricing strategies and other information regarding the performance or future performance of the Company or any Group Company;

(c) client, customer and collaborator lists and contact lists, details of the terms of business with, the fees and commissions charged to or by and the requirements of customers, collaborators or clients, prospective customers, collaborators or clients, buyers, and suppliers of the Company or any Group Company;

(d) any information relating to expansion plans, business strategy, marketing plans, and presentations, tenders, projects, joint ventures or acquisitions and developments contemplated, offered or undertaken by the Company or any Group Company;

(e) details of the employees, officers and workers of and consultants to the Company or any Group Company their job skills and capabilities and of the remuneration and other benefits paid to them;

(f) copies or details of and information relating to know-how, research activities, inventions, creative briefs, ideas, computer programs (whether in source code or object code) secret processes, designs and formulae or other intellectual property undertaken, commissioned or produced by or on behalf of the Company or any Group Company;

(g) confidential reports or research commissioned by or provided to the Company or any Group Company and any trade secrets and confidential transactions of the Company or any Group Company;

(h) key metric information such as details of website page hits, visitors, visits, orders per day, total order volumes, average order size, volumes of goods shipped or held in stock, customer acquisition costs, repeat rates and word of mouth rates;

(i) details of any marketing, development, pre-selling or other exploitation of any intellectual property or other rights of the Company or any Group Company, any proposed options or agreements to purchase, licence or otherwise exploit any intellectual property of the Company or any Group Company and any intellectual property which is under consideration for development by the Company or any Group Company,

(j) details of any advertising, marketing or promotional campaign which the Company or any Group Company is to conduct; and

(k) any information which the Employee ought reasonably to know is confidential and any information which has been given to the Company or any Group Company in confidence by agents, buyers, clients, consultants, customers, suppliers or other persons.

“EMI Option” means each option granted by the Parent under the EMI Option Agreement(s) and pursuant to the Plan to acquire shares of common stock in the Parent in accordance with the Enterprise Management Incentives code set out in Schedule 5 to the Income Tax (Earnings and Pensions) Act 2003.

“EMI Option Agreement” means each option agreement between the Parent and the Employee pursuant to the Plan pursuant to which each EMI Option was awarded.

“Employment Contract” means the employment contract between the Employee and the Company (as amended).

“ERA” means the Employment Rights Act 1996 (as amended).

“Group Companies” means the Company and any holding company or any parent company or any subsidiary or subsidiary undertaking of the Company or such companies, as such terms are defined in s 1159, s 1162 (together with Schedule 7 and the definition of “parent company” in s 1173), s 1161 and Schedule 6 of the Companies Act 2006, and “Group Company” means any of them.

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“NDDNC Agreement” the Nondisclosure, Developments and Non-Competition Agreement between the Company and the Employee.

“Options” means each EMI Option and each Unapproved Option, collectively (and each an “Option”).

“Option Agreements” means each EMI Option Agreement and each Unapproved Option Agreement, collectively.

“Parent” means Eliem Therapeutics, Inc.

“Plan” means, as applicable, the Parent’s 2019 Equity Incentive Plan or the 2021 Equity Incentive Plan, in each case as amended from time to time.

“Post-Employment Notice Pay” has the meaning given in section 402D of ITEPA.

“Proceedings” means any action, claim or proceedings in the Employment Tribunal or any other court against the Company, any other Group Company or any of its or their shareholders, directors, officers, employees, workers, consultants or agents in respect of any of the matters which are the subject of the Employee’s warranty under clause 3.4, or are settled under the terms of this Agreement.

“Termination Date” means 23 August 2024.

“Unapproved Option” means each option granted by the Parent under the Unapproved Option Agreement(s) and pursuant to the Plan to acquire shares of common stock in the Parent.

“Unapproved Option Agreement” means each option agreement between the Parent and the Employee pursuant to which an Unapproved Option was awarded.

1.2	In this Agreement, unless the context otherwise requires:

(a)	a reference to a statute or statutory provision includes:

(i)	any subordinate legislation (as defined in Section 21(1) Interpretation Act 1978) made under it;

(ii)	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it;

(b)	a reference to:

(i)	a “person” includes any individual, firm, body corporate, association or partnership, government or state (whether or not having a separate legal personality);

(ii)	“clauses” and “schedules” is to clauses of and schedules to this Agreement;

(iii)

“indemnify” and “indemnifying” any person against any circumstance include indemnifying and keeping them harmless from all actions, claims and proceedings from time to time made against them and all loss or damage and all payments (including fines, penalties and interest, costs or expenses) made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

(c)	headings are for convenience only and shall not affect the interpretation of this Agreement.

1.3	The Company confirms that this Agreement is the Release as defined in section 1(d) of Exhibit B to the Employment Agreement.

2.	Termination Date

The Employee acknowledges and agrees that their employment with the Company and/or any Group Company will terminate on the Termination Date by reason of redundancy.

3.	Settlement of Claims

3.1

The terms of this Agreement have been agreed between the parties without any admission of liability in full and final settlement of the Employee’s complaints pursuant to the ERA in respect of unfair dismissal and/or in respect of breach of contract (including but not limited to any claim for wrongful dismissal) against the Company, any other Group Company and/or any of its or their shareholders, directors, officers, employees, workers, consultants or agents arising from their employment or from the termination thereof.

3.2

It is the further intention of the parties that this Agreement shall, without any admission of liability, be in full and final settlement of any other claims the Employee has or may in future have at common law, under domestic or European legislation, US federal or state law or regulation or otherwise against the Company, any other Group Company or any of its or their shareholders, directors, officers, employees, workers, consultants or agents arising directly or indirectly from the Employee’s employment by the Company and/or the termination of such employment including without limitation any claim:

(a)

pursuant to the ERA in respect of redundancy payment, unlawful deduction from wages or unlawful receipt of payments from the Employee, guarantee payments, protected disclosures, unlawful detriment, breach of the right to time off work, remuneration or alternative work on suspension, maternity, paternity, adoption, parental rights and flexible working and any other rights under the ERA;

(b)	to have suffered unlawful detriment, or any other claim, under:

(i)	regulation 7(2) of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

(ii)	regulations 27, 31 and 32 of the Transnational Information and Consultation of Employees Regulations 1999;

(iii)	section 23 of the National Minimum Wage Act 1998;

(iv)	arising under regulations 3, 6(2) or 9 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

(v)	regulation 30 of the Working Time Regulations 1998;

(vi)	regulation 27, 28 and 32 of the Information and Consultation of Employees Regulations 2004;

(vii)

paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006; sections 55 and 56 of the Pensions Act 2008;

(c)

of unlawful discrimination, harassment, victimisation, detriment (including personal injury resulting from any such discrimination, harassment, victimisation) on the grounds of, because of, arising from and/or related to:

(i)	sex, marital or civil partnership status, gender reassignment, pregnancy or maternity under section 120 of the Equality Act 2010 and/or section 63 of the Sex Discrimination Act 1975;

(ii)	race, colour, nationality or ethnic or national origin under section 120 of the Equality Act and/or section 54 of the Race Relations Act 1976;

(iii)	disability under section 120 of the Equality Act and/or section 17A of the Disability Discrimination Act 1995;

(iv)	religion or belief under section 120 of the Equality Act 2010 and/or regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003;

(v)	sexual orientation under section 120 of the Equality Act 2010 and/or regulation 28 of the Employment Equality (Sexual Orientation) Regulations 2003; and/or

(vi)	age under section 120 of the Equality Act 2010 and/or regulation 36 of the Employment Equality (Age) Regulations 2006,

(d)	for equality of terms under sections 120 and 127 of the Equality Act 2010 and section 2(1) of the Equal Pay Act 1970;

(e)	under the National Minimum Wage Act 1998 or any breach of contract claim arising from a failure to pay additional remuneration under sections 17 or 18 of that Act;

(f)	in respect of the infringement of the statutory employment rights set out in the Trade Union and Labour Relations (Consolidation) Act 1992;

(g)	under any directly effective provision of the Treaty of Amsterdam or the legislation of the European Union;

(h)	under the Human Rights Act 1998;

(i)	in respect of harassment under section 3 of the Protection from Harassment Act 1997;

(j)	in respect of any personal injury claims at the date of this Agreement,

but shall exclude (W) any claim in respect of the Employee’s accrued rights arising out of the Employee’s membership of the Company pension scheme (X) any latent personal injury claim; (Y) any claim to enforce the terms of this Agreement; (Z) or any claims arising after the date of this Agreement in the Employee’s capacity as a shareholder in the Company (the “Excluded Claims”).

3.3

Save for the Excluded Claims, the settlement set out in clause 3.1 shall include, without limitation, any future claims the Employee may have, whether or not the matters which give rise to such future claims are currently known to either the Employee or the Company and/or any other Group Company and whether or not any legal remedy available for such claims in the future would be available for an action taken at the date of this Agreement.

3.4

The Employee, having taken independent legal advice, warrants that, without prejudice to clause 3.1, they have no claims whatsoever against the Company, any other Group Company or any of its or their shareholders, directors, officers, employees, workers, consultants or agents arising directly or indirectly from their employment by the Company, any office held by them in respect of a Company and/or any other Group Company, and/or the termination of such employment and/or office. The Employee further warrants that they will not bring any claim under, in relation to, arising from and/or in connection with the Equality Act 2010.

3.5

If the Employee commences Proceedings and/or is awarded any compensation or damages by a court or tribunal pursuant to Proceedings and/or makes any complaint to the Information Commissioner’s Office regarding the Company and/or any other Group Company, they will repay to the Company immediately upon demand the lesser of the payments under this Agreement or such amount of payments under this Agreement as shall be equivalent to the total amount of the compensation or damages (including interest) awarded, together with the full amount of any legal fees incurred by the Company in defending Proceedings. Any payment which remains outstanding shall cease to be payable under this Agreement with effect from the date of commencement of Proceedings.

4.	Director Resignation

4.1

The Employee will resign as a director of the Company and each Group Company on the date of this Agreement by signing and delivering to the Company a letter of resignation in the agreed form set out in Schedule 2.

4.2	The Employee waives any claim for compensation for loss of office which the Employee might otherwise have been entitled to as a consequence of such resignation.

4.3

The Company will maintain Directors’ and Officers’ Insurance cover for the Employee on the same terms as has been provided during the Employee’s term of office for a period of 6 years from the Termination Date.

5.	Pay and Benefits

5.1

The Company will pay to the Employee through the first practicable payroll following the Termination Date, subject to the deduction of such income tax and National Insurance contributions as the Company is required by law to deduct:

(a)	their salary accrued to the Termination Date;

(b)	holiday pay in lieu of the Employee’s accrued but unused entitled to 17 days holiday as at the date of this Agreement;

(c)	the Employee’s pro rata annual bonus in the amount of £137,385.50; and

(d)	a payment in respect of the Employee’s private medical insurance premium in the amount of £2,956.

5.2	The Employee’s eligibility to participate in Company or any other Group Company benefits will cease on the Termination Date.

6.	Expenses

The Employee will, within 7 days following the Termination Date, notify the Company of the amount of any expenses incurred by them in the performance of their duties prior to the Termination Date and will supply the Company with receipts or other documentary evidence of such expenditure. The Company will, through the next practicable payroll following its of receipt of such notification and evidence, reimburse to the Employee the amount of all such expenses wholly, properly and necessarily incurred by them in the course of their duties in accordance with the Company’s expenses policy from time to time in force.

7.	Pay in Lieu of Notice

7.1

The Company will pay to the Employee through the first practicable payroll following the Termination Date, subject to the deduction of such income tax and National Insurance contributions as the Company is required by law to deduct, a payment under clause 3(c)(i) of Exhibit B to the Employment Contract (which includes for the avoidance of doubt, a payment in lieu of the Employee’s contractual 6-month notice entitlement which will not be served by the Employee in the sum of £210,119.18), in the sum of £630,357.

7.2

The parties agree that the amount of the payment in lieu of notice pursuant to clause 7.1 is equal to or exceeds the amount given by the formula in section 402D(1) of ITEPA and, accordingly, believe that the Employee’s Post-Employment Notice Pay is nil.

8.	Equity Arrangements

Options

8.1

In accordance with Section 8 of the Option Agreement relating to certain Unapproved Options granted on 31 October 2022 (the “October 2022 Options”) and subject to the Employee’s execution of this Agreement, the October 2022 Options will vest in full on the Termination Date.

8.2

At its discretion, the board of directors of the Parent has determined that pursuant to the terms of the Plan and the Option Agreements, the Options (other than the October 2022 Options) shall become vested and exercisable by one (1) additional year of vesting from the Termination Date. The acceleration of vesting provided for in the previous sentence shall occur as close as reasonably practicable prior to the Termination Date.

8.3

The Employee may exercise all or part of each vested EMI Option in accordance with the terms of the Plan and the applicable EMI Option Agreement for a period of three months following the Termination Date, and each vested EMI Option shall lapse immediately thereafter to the extent not exercised. The parties acknowledge that each vested EMI Option must be exercised within 90 days following the Termination Date to maintain the favorable tax treatment of such EMI Option.

8.4

The period for exercise of each vested Unapproved Option (including the October 2022 Options) will be extended so that the Employee will have one (1) year following the Termination Date in which to exercise such vested Unapproved Option.

8.5	For the avoidance of doubt, the Employee remains subject to the Company’s insider trading policy (as amended from time to time).

8.6	The Employee acknowledges and agrees that, except as expressly provided in this clause 8, the Options remain subject to the terms of the applicable Plan and the applicable Option Agreements.

8.7	The Company makes no representation as to the tax treatment of the Option.

Restricted Stock

8.8

At its discretion, the board of directors of the Parent has determined that pursuant to the terms of the Plan and each Award Agreement, the vesting of each Award shall accelerate such that the Award shall become vested by one (1) additional year of vesting from the Termination Date and the risk of forfeiture shall be waived.

8.9	For all purposes the Employee’s shares of common stock in the Parent remain subject to the terms of the Plan and the applicable Award Agreement.

8.10

For the avoidance of doubt the waiver at clauses 3.1 and 3.2 shall not apply to (and nothing in this Agreement shall have the effect of compromising or waiving) any rights or entitlements the Employee may have or will have as a shareholder in any Group Company after the date of this Agreement.

9.	Legal Costs

The Company will pay the Employee’s reasonable legal costs up to a maximum of £2,500 (plus VAT) incurred in respect of advice received by the Employee as to the terms and effect of this Agreement. Payment of these costs will be made direct to the Adviser subject to the Company’s receipt of an invoice addressed to the Employee but marked payable by the Company.

10.	Confidentiality and Confidential Information

10.1

It is a condition of this Agreement that its terms shall remain confidential to the parties. Except as agreed in this Agreement or otherwise required or permitted by law, no statement or comment shall be made by the parties to any third party in relation to the terms or existence of this Agreement, the claims of the Employee settled by its terms and/or the circumstances of the termination of the Employee’s employment.

10.2

The Employee will not make, publish or cause to be published any disparaging remarks or derogatory statement concerning the Company, any other Group Company, its or their directors, officers, shareholders, consultants, agents, employees or workers, any product or service being sold, developed or provided by the Company and/or any other Group Company. The Company will use best endeavours to ensure that none of its directors, officers, shareholders or employees will make, publish or cause to be published any remark or statement concerning the Employee which is disparaging or derogatory or which might reasonably be expected could damage the reputation of the Employee.

10.3

The Employee warrants that all Confidential Information that the Employee has or had in their possession, custody or under their control by whom and in whatever format recorded (whether electronically, on paper, on audio or audio visual tape or otherwise and including all copies) will be returned to the Company within 7 days following the Termination Date and that neither the Employee nor any other unauthorised person will retain the ability to access such information.

10.4	The parties are permitted to make a disclosure or comment that would otherwise be prohibited by this clause 10 where necessary and appropriate:

(a)	in the Employee’s case, if they make it to:

(i)	their spouse, civil partner or partner or immediate family provided that they agree to keep the information confidential;

(ii)

any person who owes the Employee a duty of confidentiality (which the Employee agrees not to waive) in respect of information the Employee discloses to them, including their legal or tax advisers or persons providing the Employee with medical, therapeutic, counselling or support services; or

(iii)	their insurer for the purposes of processing a claim for loss of employment.

(b)	in any Group Company’s case, it is made to:

(i)	any director, officer, or employee whose province it is to know such information provided that they agree to keep the information confidential; or

(ii)	any person who owes a Group Company a duty of confidentiality in respect of information which is disclosed to them, including, legal, tax, compliance or other professional advisers.

10.5	Nothing in this clause 10 shall prevent the Employee or any Group Company director, officer, employee, worker or agent from:

(a)	making a protected disclosure under section 43A of the ERA;

(b)	reporting a suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution;

(c)	doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority;

(d)

complying with an order from a court or tribunal to disclose or give evidence or complying with the Amended Document Hold and Preservation Notice from WilmerHale LLP dated 21 July 2024 (as it may be amended, appealed or superseded) (the “DHPN”);

(e)	disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and national insurance liabilities arising from the employment or its termination; or

(f)	making any other disclosure as required by law; or

(g)	confirming to any third party that the Employee’s employment terminated by reason of redundancy.

11.	Company Property

11.1

Save as agreed in clause 11.2 below or unless otherwise agreed in writing between the parties, the Employee warrants that all property belonging to the Company or any other Group Company which is or was in their possession or under their control will be returned to the Company in good working order within 7 days following the Termination Date.

11.2

The Company agrees that the Employee can retain their Company provided laptop computer, phone, iPad and any home office equipment which the Company confirms have a nil book value, subject to any such equipment being imaged before it is wiped of all Company information.

11.3

Except to the extent that the Employee is prohibited from doing so under the terms of the DHPN, the Employee warrants that they have irretrievably deleted any information relating to the business of the Company and/or any other Group Company (and all matter derived from such information) that is or was stored on any computer or storage media or otherwise in any electronic form outside of the premises of the Company and which is or was in the Employee’s possession, custody or control and shall produce such evidence of having done so as the Company may request and/or allow the Company to inspect any such computer or other device.

12.	Continuing Obligations

12.1

The Employee remains bound by the DHPN and any continuing obligations within the Employment Contract, including the NDDNC Agreement or any other contractual agreement between the Employee and a Group Company save that the Company confirms that the restrictions at clauses 6(b)(i), (ii) and (iii) of Exhibit A to the Employment Agreement will not be enforced by the Company or any Group Company against the Employee.

12.2	The Employee undertakes that they will not, following the Termination Date, hold themselves out or permit themselves to be held out as being employed by the Company and/or any other Group Company.

13.	Reference

13.1

Subject to the provisions of this clause 13, the Company will provide directly to any prospective employer, upon receipt of a written request to do so, sent to hr@eliemtx.com (or to such other person as the Company may nominate from time to time), a written reference setting out the Employee’s name, job title and dates of employment in the form set out in Schedule 3.

13.2

The Company reserves the right to make disclosures concerning the Employee’s conduct which come to light after the date of this Agreement in order to comply with the Company’s duty of care to the party requesting a reference. If the Company obtains information after the date of this Agreement which would have affected its decision to provide a reference in the form agreed it shall inform the Employee and may decline to give a reference.

13.3	The Company reserves the right to make such disclosures concerning the Employee as required by law or to comply with any regulatory requirements.

14.	Legal Advice

14.1	The Employee confirms that:

(a)

they have received independent legal advice from the Adviser as to the terms and effect of this Agreement including in particular, its effect on their ability to pursue any claim before an Employment Tribunal; and

(b)

the Adviser has advised the Employee that there was in force, when the Adviser gave the advice referred to in paragraph (a), a policy of insurance covering the risk of a claim by the Employee in respect of loss arising in consequence of the advice.

14.2

It is agreed that the conditions regulating settlement agreements and compromise agreements, as appropriate, under section 147 of the Equality Act 2010, section 77(4A) of the Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970), section 72(4A) of the Race Relations Act 1976, paragraph 2 of Schedule 3A to the Disability Discrimination Act 1995, paragraph 2(2) of Schedule 4 to the Employment Equality (Sexual Orientation) Regulations 2003, paragraph 2(2) of Schedule 4 to the Employment Equality (Religion or Belief) Regulations 2003, paragraph 2(2) of Schedule 5 to the Employment Equality (Age) Regulations 2006, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 12 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and section 58 of the Pensions Act 2008 have been satisfied.

14.3

By signing and delivering on the date of this Agreement the certificate set out at Schedule 1 to this Agreement, the Adviser confirms that they have given to the Employee the advice referred to in clause 14.1 and that the conditions regulating settlement agreements and compromise agreements, as appropriate, which are referred to in clause 14.2 have been satisfied. The Adviser further confirms that they are a qualified solicitor holding a current practising certificate and are independent of the Company and/or any other Group Company for whom they have not acted and have no current expectation of activity. At the time that the Adviser gave the advice referred to in clause 14.1, there was in force a contract of insurance covering the risk of a claim by the Employee in respect of any loss arising in consequence of that advice.

15.	Employee’s Warranties

15.1	The Employee warrants that at the date of this Agreement they are not aware of any facts, matters or circumstances that could give rise to:

(a)	any claim for personal injury by them against the Company or any other Group Company and that there are no such claims pending at the date of this Agreement; or

(b)	any dispute between them and the Company or any other Group Company and/or the pension trustees in respect of their pension rights or any complaint to the Pensions Regulator.

15.2

The Employee warrants, as a strict condition of this Agreement, that as at the date of this Agreement there are no facts or circumstances of which the Employee is aware or of which the Employee ought reasonably to be aware which would amount to a repudiatory breach by the Employee of any express or implied term of the Employment Contract which would or would have entitled the Company to terminate the Employee’s employment without notice or pay in lieu of notice and any payments or benefits pursuant to this Agreement are subject to and conditional upon this being so.

15.3

The Employee warrants that they will not submit any grievances to the Company and/or any other Group Company in relation to their employment and/or the termination of their employment and that they will not make a subject access request to the Company and/or any other Group Company. The Employee further relinquishes and agrees not to pursue either any grievance which may have been raised by them and/or any subject access request outstanding as at the date of this Agreement and that all such grievances and/or requests shall be deemed to have been withdrawn by the Employee as at the date of this Agreement.

16.	Third Parties and Variation

16.1

Save by any Group Company or any shareholder, director, officer, employee, worker, consultant or agent of any Group Company, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

16.2	No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

16.3	Pursuant to Section 2(3)(a) Contracts (Rights of Third Parties) Act 1999, the parties to this Agreement may without limit or restriction and without the consent of any third party:

(a)

vary this Agreement or any provision of it which may be enforced by any third party or otherwise amend this Agreement in such a way as to extinguish or alter any third party’s entitlement under any such provisions; and/or

(b)	rescind this Agreement.

17.	Counterparts

17.1

This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

18.	Entire Agreement and Conflicts

18.1

This Agreement together with the continuing provisions of the Employment Contract or any other contractual agreement between the Employee and a Group Company (including any confidentiality, intellectual property and/or post-termination restriction provisions therein) sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understanding or arrangements (whether oral or written) in respect of the subject matter of this Agreement.

18.2

The Employee acknowledges that they have entered into this Agreement in reliance only on the representations, warranties and promises specifically contained or incorporated in this Agreement and, save as expressly set out in this Agreement, neither the Company, nor any other Group Company nor any of its or their employees, officers or agents shall have any liability in respect of any other representation, warranty or promise made prior to the date of this Agreement unless it was made fraudulently.

19.	Severability

19.1

The unenforceability of any provision of this Agreement shall not affect the enforceability of all remaining provisions. It is agreed that each obligation under this Agreement is separate and severable and any such unenforceable provision shall not be deemed to be part of this Agreement.

20.	Governing Law and Jurisdiction

20.1

This Agreement shall be governed by and construed in all respects in accordance with the laws of England and Wales and each of the parties irrevocably submits to the exclusive jurisdiction of the courts of England and Wales.

21.	Effective Date

21.1	This Agreement will come into effect on the date of the last party’s signature on which date the “without prejudice and subject to contract” nature of this Agreement will cease to apply.

This Agreement has been signed by the parties on the date appearing at the head of page 1 to signify their agreement to its terms.

EXECUTED as a DEED	)	/s/ Valerie Morisset
by Valerie Morisset	)

in the presence of:

/s/ Helen Gaby

Witness Signature

Name: Helen Gaby

Address: [**]

EXECUTED as a DEED	)	/s/ Aoife Brennan
For and on behalf of	)
Eliem Therapeutics (UK) Limited	)

in the presence of:

/s/ David Lubner

Witness Signature

Name: David Lubner

Address:	PMB #117,
2807 Centerville Road 1st Floor,
Wilmington, DE, USA